EXHIBIT 99.1 TO FORM 4

Explanation of Responses:

(1)	On March 31, 2026, Horton Capital Partners Fund, LP, a Delaware limited partnership (“HCPF”), was granted 3,472 shares of Koru Medical Systems, Inc. (the “Issuer”) common stock (“Common Stock”) in consideration for Mr. Manko’s service as a Director of the Issuer for the quarter ended March 31, 2026.

(2)	This Form 4 is filed jointly by Horton Capital Management, LLC, a Delaware limited liability company ("HCM"), Horton Capital Partners, LLC, a Delaware limited liability company ("HCP"), HCPF, and Joseph M. Manko, Jr. Pursuant to investment advisory agreements, HCM maintains investment and voting power with respect to shares of Common Stock of the Issuer held by HCPF. However, despite the delegation of investment and voting power to HCM, HCP may be deemed to be the beneficial owner of such Common Stock because, in the event HCM's investment advisory agreement with respect to such Common Stock is terminated, HCP has the right to assume HCM's discretionary investment and voting authority with respect to such Common Stock. HCP is the general partner of HCPF. Mr. Manko is the managing member of both HCM and HCP. Each Reporting Person disclaims beneficial ownership of the securities of the Issuer reported herein except to the extent of his or its pecuniary interest therein, and this report shall not be deemed to be an admission that any Reporting Person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.

(3)	The amount of shares was corrected to include the Transaction described in the Form 4 filed on February 13, 2026.

This Form amends reporting persons’ original Form 4 filed on April 1, 2026.

The filing of this statement shall not be construed as an admission (a) that the person filing this statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the beneficial owner of any equity securities covered by this statement, or (b) that this statement is legally required to be filed by such person.